Exhibit 99(1)

CANTEL MEDICAL CORP.
150 Clove Road
Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS RESULTS
FOR QUARTER ENDED OCTOBER 31, 2006

LITTLE FALLS, New Jersey (December 7, 2006) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income from continuing operations of $1,723,000, or $0.11 per diluted share, for the quarter ended October 31, 2006, as compared with net income from continuing operations of $2,218,000, or $0.13 per diluted share, for the quarter ended October 31, 2005.  Sales for the quarter ended October 31, 2006 were $50,484,000, an increase of 6%, as compared with sales of $47,812,000 for the quarter ended October 31, 2005.

The Company reported net income from discontinued operations (the termination of our Carsen subsidiary’s distribution of medical and scientific products in Canada) of $245,000, or $0.01 per diluted share, for the quarter ended October 31, 2006, as compared with net income from discontinued operations of $1,660,000, or $0.10 per diluted share, for the quarter ended October 31, 2005.  The Company also reported $132,000, net of tax, in wind down costs related to the disposal of the discontinued operations during the quarter ended October 31, 2005.

Mr. James P. Reilly, President and Chief Executive Officer of Cantel, commented, “As anticipated and previously discussed, during the first quarter we continued to transition from a company distributing other companies’ products to a company developing, manufacturing and distributing our own proprietary products.” Reilly further commented, “Based upon the strong results achieved by our dental segment, the anticipated performance of our new direct sales and service team in the endoscope reprocessing segment and the management changes in our water purification and filtration segment, we expect continued improvement in our operating results for the balance of fiscal 2007.”  Reilly continued, “While we continue to concentrate on the growth of our core businesses, we will aggressively search for acquisitions that will complement our existing businesses as well as add new platforms that demonstrate strong future growth potential and would enhance our position as a leader in infection prevention and control.”

The Company further reported that its balance sheet at October 31, 2006 included current assets of $73,465,000, including cash of $20,480,000, a current ratio of 2.6:1, a ratio of funded debt to equity of .26:1, net debt of $16,520,000 and stockholders’ equity of $143,653,000.

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the quarter ended October 31, 2006 on Thursday, December 7, 2006 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-0778 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, December 7 at 2:00 PM through midnight on December 8, by dialing 1-877-660-6853 and using passcode #286 and conference ID #222921. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/IC/CEPage.asp?ID=112167. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31,	July 31,
	2006	2006
Assets
Current assets	$73,465	$82,448
Property and equipment, net	38,592	38,104
Intangible assets	42,160	43,219
Goodwill	72,667	72,571
Other assets	1,845	1,885
	$228,729	$238,227

Liabilities and stockholders’ equity
Current portion of long-term debt	$4,500	$4,000
Other current liabilities	23,607	35,097
Long-term debt	32,500	34,000
Other long-term liabilities	24,469	24,325
Stockholders’ equity	143,653	140,805
	$228,729	$238,227

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended
	October 31,
	2006	2005
Net sales:
Product sales	$45,271	$43,841
Product service	5,213	3,971
Total net sales	50,484	47,812

Cost of sales:
Product sales	27,877	27,042
Product service	4,438	2,809
Total cost of sales	32,315	29,851

Gross profit	18,169	17,961

Expenses:
Selling	5,710	4,513
General and administrative	7,538	7,220
Research and development	1,166	1,220
Total operating expenses	14,414	12,953

Income from continuing operations before interest and income taxes	3,755	5,008

Interest expense	763	1,250
Interest income	(290)	(212)

Income from continuing operations before income taxes	3,282	3,970

Income taxes	1,559	1,752

Income from continuing operations	1,723	2,218

Income from discontinued operations, net of tax	245	1,660

Loss on disposal of discontinued operations, net of tax	—	(132)

Net income	$1,968	$3,746

Earnings per common share - diluted
Continuing operations	$0.11	$0.13
Discontinued operations	0.01	0.10
Loss on disposal of discontinued operations	—	—
Net income	$0.12	$0.23

Weighted average shares - diluted	16,043	16,585